Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Investor Relations: Susan Wright Greenfield 305-569-3449	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Announces First-Quarter Results

Company Developing Strategic Plan to Reposition for the Future

CORAL GABLES, Fla., Jan. 24, 2008 - BankUnited Financial Corporation (NASDAQ: BKUNA), parent of BankUnited FSB, today reported a loss of $25.5 million, or $ 0.73 per diluted share, for the quarter ended Dec. 31, 2007, compared to earnings of $27.4 million, or $0.71 per diluted share, for the quarter ended Dec. 31, 2006. BankUnited recorded a $65 million provision for loan losses. Excluding the provision, operating earnings were $17.3 million.

“Clearly, we are disappointed with this quarter’s loss,” said Alfred R. Camner, BankUnited’s chairman and chief executive officer. The extraordinary deterioration of the housing and mortgage markets and overall instability in the economy continue to impact financial services companies and we do not anticipate a recovery of the housing market in the near term.

“Although net-charge offs for the quarter were a modest $6 million, we recorded a $65 million provision, which we deemed as a prudent step given market conditions and the anticipation of rising non-performing assets. This provision increased our allowance for loan losses to $118 million, or 0.93% of our total loan portfolio.

“This provision, together with actions we are taking now, should better position and strengthen the company for the future.”

Repositioning the Company

Our management team is developing a strategic plan that will transition BankUnited to a retail commercial bank with the goals of improving shareholder return while maintaining a well-capitalized model, “Camner added. “This program is already underway, and we intend to announce the initiatives in the very near future.

“We have taken some immediate steps including:

•	Reducing the size of the balance sheet, thereby bolstering capital ratios

•	Significantly downsizing the wholesale residential business

•	Continuing to strengthen our risk management programs

•	Launching a major expense-cutting program”

Strengthening Capital and Shrinking the Balance Sheet

Continued Camner, “We anticipate that our liquidity and strong capital structure should be more than sufficient to carry the company through this difficult economic environment. During the quarter, we began to reduce the size of the balance sheet, thereby bolstering capital ratios. We are shrinking our residential loan balances by lowering production and shifting to more saleable product. This product mix change supports our decision to shrink the balance sheet so that we will relieve pressure on capital and boost capital ratios.

“BankUnited continues to maintain a strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 8.1% and 15.7%, respectively, at Dec. 31, 2007, and we plan to maintain capital levels in excess of the regulatory well-capitalized level.

“Additional tangible equity support will be provided by the mandatory conversion of our $184 million HiMEDS equity units to common equity in May 2010 at a minimum price of $23.40 per share.

“While the company remains confident in its current capital position and the improvements due to balance sheet shrinkage and the HiMEDS conversion, we may determine to raise additional capital should conditions call for it.

Wholesale Residential

“We have made a strategic decision to significantly reduce our wholesale residential mortgage business,” Camner said. Today, we closed four of our nine sales offices, which were located in Arizona, California, Colorado and Oregon. In addition we have consolidated our nine operations centers to three, which will provide the company with greater efficiencies.

“In total, we have reduced our wholesale residential staff by more than 45% and significantly cut our annualized run rate of expenses. We have also changed our product mix, producing a high proportion of saleable product, mainly conforming agency and other conduits.

“Going forward, wholesale lending will remain a part of our business although in a smaller capacity. Its size and growth will be determined by the profitability models installed in the first fiscal quarter.

Credit Standards

“BankUnited has adhered to conservative underwriting standards. “Camner explained.” Our guidelines have been substantially consistent with the inter-agency lending guidelines since long before their issuance in September 2006. We are not a subprime lender, and we do not engage in piggybacking in which a borrower is made a second mortgage simultaneously with a first mortgage. And, unlike others in the industry, we have underwritten to the fully indexed rate and followed strict policies for outside appraisals combined with internal appraisal reviews conducted by our own staff.

“Reduced documentation loans undergo a reasonableness test on income. In almost all circumstances, loans originated with loan-to-value ratios (LTVs) over 80% require the purchase of mortgage insurance. Several years ago, we began to restrict the number of residential loans for luxury high-rise condos, including those located in downtown Miami. Additionally, the company has not been involved in any construction lending for these high-rise condos.

“We have been very proactive in addressing the rise in non-performing assets and have strengthened our risk management programs accordingly. We remain focused on managing exposure to the loans that we deem to be most at risk.”

Expense-Cutting Program

Camner continued, “Downsizing the wholesale residential business will have a positive impact on expenses, excluding one-time charges. The company’s budgeted expenses for fiscal 2008 are targeted well below fiscal 2007 levels, excluding the expenses related to other real estate owned.

“The changes we implement as a result of our strategic plan complemented by the expense reduction programs we have initiated are expected to have a more tangible effect in future quarters.”

Commentary from the Chief Operating Officer

Ramiro Ortiz, BankUnited’s president and chief operating officer, added, “We will maintain our focus on improving our business processes while cutting expenses. In addition we will concentrate resources on our core business areas. Deposit growth remains strong, and we continue to see growth in core deposits. This affirms our neighborhood banking strategy.

“I am especially pleased with our continued success in the consumer lending, commercial lending, small-business banking and commercial real estate areas. Review of our internal measurements in cross-sell and retention benchmarks show that we continue to deepen relationships with our customers.”

First-Quarter 2008 Results

Asset Quality

Net charge-offs for the quarter ended Dec. 31, 2007, remained low at $6.0 million, or an annualized rate of 0.19% of average loans, compared to $5.6 million, or an annualized rate of 0.18% for the quarter ended Sept. 30, 2007.

Residential and consumer residential net-charge offs in the first quarter were $5.4 million, net of $2.2 million in estimated recoveries from mortgage insurance. Commercial and commercial real estate net-charge offs were $498,000.

The ratio of non-performing assets as a percentage of total assets increased to 2.99% at Dec. 31, 2007, up from 1.39% at Sept. 30, 2007. The allowance for loan loss was $117.7 million at Dec. 31, 2007, compared to $58.6 million at Sept. 30, 2007, and $39.2 million at Dec. 31, 2006. The allowance for loan losses as a percentage of total loan portfolio was 0.93% at Dec. 31, 2007, compared to 0.46% at Sept. 30, 2007, and 0.34% at Dec. 31, 2006.

Loan Production and Balances

The total loan portfolio was $12.6 billion at Dec. 31, 2007, compared to $12.6 billion at Sept. 30, 2007, and $11.6 billion at Dec. 31, 2006.

Commercial and commercial real estate loan balances increased to $1.3 billion at Dec. 31, 2007, up 10% from Dec. 31, 2006.

Consumer loan balances, which include specialty consumer mortgage loans originated through branch offices, increased to $1.2 billion at Dec. 31, 2007, up 7% from $1.1 billion at Dec. 31, 2006.

Residential mortgage loan originations, which exclude specialty consumer mortgage loans originated through branch offices, were $519 million for the quarter, down 55% from the quarter ended Dec. 31, 2006.

As of Dec. 31, 2007, BankUnited’s option-ARM balances totaled $7.5 billion, which represented 70% of total residential loans and 59% of total loans. For the quarter ended Dec. 31, 2007, the growth in negative amortization was $47 million, compared to $48 million for the quarter ended Sept. 30, 2007. Of the $7.5 billion in option-ARM balances, $6.9 billion had negative amortization of $317 million, or 4.2%, of the option-ARM portfolio.

In almost all circumstances, loans originated with LTV ratios greater than 80% require the purchase of mortgage insurance. With the adjustment for coverage of mortgage insurance, the average LTV of the residential portfolio at inception was 74.7%. The average outstanding balance of a residential loan in the portfolio as of Dec. 31, 2007, was $290,000.

Net-Interest Margin

Net-interest margin for the quarter ended Dec. 31, 2007, was 2.12%, compared to 2.30% for the preceding quarter, and 2.35% for the same quarter last year.

In periods of declining interest rates, the Monthly Treasury Average (MTA) Index will lag the decline in general rates as well as the bank’s funding rates. However, BankUnited expects its margin will be adversely impacted by the effects of increasing non-performing assets.

Expenses and Efficiency Ratio

Non-interest expense increased $834,000 for the quarter ended Dec. 31, 2007, to $55.0 million, up 1.5% from $54.2 million in the quarter ended Sept. 30, 2007, and 22% from $45.0 million for the quarter ended Dec. 31, 2006.

The efficiency ratio for the quarter was 68.12%, compared to 49.84% for the same quarter last year.

Book Value

Book value per common share was $21.52 as of Dec. 31, 2007, up from $21.08 at Dec. 31, 2006.

Deposit Growth

Total deposits increased 14% to $7.1 billion at Dec. 31, 2007, up from $6.3 billion at Dec. 31, 2006. Core deposits increased to $5.1 billion at Dec. 31, 2007, up 13% from Dec. 31, 2006. Non-interest-bearing deposits decreased to $311 million at Dec. 31, 2007, down 16% from Dec. 31, 2006.

Non-Interest Income

Total non-interest income was $6.6 million for the quarter ended Dec. 31, 2007, down 43% from the quarter ended Dec. 31, 2006.

Fee income, which includes loan fees, deposit fees and other fees (excluding loan-servicing fees), was $3.3 million for the first quarter of fiscal 2008, up 2% from the first quarter of fiscal 2007.

Gain on sale of assets, including loans and securities, totaled $2.3 million for the quarter ended Dec. 31, 2007, compared to $5.6 million for the quarter ended Dec. 31, 2006.

BankUnited sold $379 million of residential mortgage loans during the quarter ended Dec. 31, 2007, for a gain of $2.3 million, compared to sales of $545 million of residential mortgage loans for a gain of $5.6 million for the quarter ended Dec. 31, 2006. Existing residential mortgage operations support the origination and sale of conforming loans to the secondary market. The first-quarter gain resulted from the sale of conforming loans and traditional-ARM loans.

BankUnited’s portfolio of residential loans serviced for others was $1.9 billion at Dec. 31, 2007, compared to $1.5 billion at Dec. 31, 2006. Servicing fees, net of amortization, were $560,000 for the first quarter of fiscal 2008, compared to $1.1 million for the first quarter of fiscal 2007. In addition, during the first quarter of fiscal 2008, BankUnited recorded an impairment charge of $2.6 million based on valuations of the servicing portfolio by independent third parties.

Dividends on Class A Common Stock

During the first quarter, BankUnited's board of directors declared and paid its twelfth consecutive quarterly cash dividend of one-half cent ($0.005) per share of its Class A Common Stock. BankUnited anticipates that it will continue to declare and pay such dividends on a quarterly basis, subject to termination at any time at the sole discretion of the board.

About BankUnited

BankUnited Financial Corp. is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. At Dec. 31, 2007, BankUnited had assets of $ 14.4 billion.

Serving customers through 86 branches in 13 coastal counties, including Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Charlotte, Manatee, Hillsborough, Sarasota, Lee, Indian River and Pinellas, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

A conference call to discuss the quarter’s financial results will be held at 4:30 p.m. EDT today with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, Chief Financial Officer Bert Lopez and Senior Executive Vice President of Corporate Finance James Foster.

Presentation materials will be available on the company’s website at www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial-in telephone number at (888) 300-2666 (domestic) or (706) 902-0105 (international). The call leader is Alfred R. Camner. The name of the call is BankUnited, and the access code for the call is 32008550. A replay of the call will be available from 8:00 p.m. EDT on Jan. 24 through 11:55 p.m. EDT on Jan. 31 by calling toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international). The pass code for the replay is 32008550.

Forward-Looking Statements

This press release and the presentation to which it refers may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the company's earnings and performance in future periods. Words and phrases such as: "will likely result," "expect," "will continue," "anticipate," "estimate," "project," "believe," "intend," "should," “would,” "may," "can," "could," "plan," "target" and similar expressions are intended to identify "forward-looking statements." Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to differ materially from current management expectations included, but are not limited to, general business and economic conditions, either nationally or regionally; fiscal or monetary policies; significant weather events such as hurricanes; changes or fluctuations in the interest rate environment; a deterioration in credit quality and/or a reduced demand for credit; reduced deposit flows and loan demand; real estate values; competition from other financial service companies in our markets; servicing capacity; legislative or regulatory changes, including, among others, changes in accounting standards, guidelines and policies; the issuance or redemption of additional Company debt or equity; the concentration of operations in Florida, if Florida business or economic conditions decline; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of the Company’s common stock; and other economic, competitive; governmental, regulatory and technological factors affecting the Company’s operations, price, products and delivery of services. Please refer to the documents that BankUnited Financial Corporation files periodically with the SEC, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this presentation.

BankUnited Financial Corporation

Quarter Ended December 31, 2007 Earnings Release

	For the Three Months Ended
	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006
Operations Data:
Interest Income:
Interest and fees on loans	$219,898	$227,906	$211,815
Interest on mortgage-backed securities	11,616	11,533	13,770
Interest and dividends on investments and other interest earning assets	7,730	8,589	8,244

Total Interest Income	239,244	248,028	233,829
Interest on deposits	80,763	82,871	67,719
Interest on borrowings	79,574	80,066	82,272
Interest on trust preferred securities and subordinate debentures	4,748	4,613	5,043

Total Interest Expense	165,085	167,550	155,034

Net Interest Income	74,159	80,478	78,795
Provision for loan losses	65,000	19,100	4,000

Net interest Income after provision for loan losses	9,159	61,378	74,795

Loan servicing fees, net of amortization	560	786	1,089
Impairment of mortgage servicing rights	(2,634)	(329)	(832)
Loan fees	1,038	1,588	1,074
Deposit fees	1,597	1,472	1,474
Other fees	663	705	672
Gain on sales of loans, securities, and other assets (1)	2,270	178	5,639
Insurance and investment income	1,425	1,401	952
Loss on swaps	0	(10)	(196)
Other income	1,699	(3,226)	1,718

Total Other Income	6,618	2,565	11,590

Other Expenses:
Employee compensation	27,561	26,123	24,286
Occupancy & Equipment	10,471	11,161	8,555
Professional fees	3,515	1,925	1,617
Telecommunications and data processing	3,337	3,558	2,830
Advertising and promotion expense	1,664	2,054	1,775
Other operating expenses	8,475	9,368	5,984

Total Other Expenses	55,023	54,189	45,047

Income before income taxes	(39,247)	9,754	41,338
Provision for income taxes	(13,743)	3,356	13,970

Net Income	$(25,504)	$6,398	$27,368

Earnings Per Share Data:
Net Income	$(25,504)	$6,398	$27,368
Preferred stock dividends	151	141	135

Net income available to common stockholders	$(25,655)	$6,257	$27,233

Basic earnings per common share	$(0.73)	$0.18	$0.75

Weighted average common share outstanding	35,102	35,089	36,390

Diluted earnings per common share	$(0.73)	$0.17	$0.71

Weighted average diluted common shares outstanding	35,102	36,767	38,339

(1) Consists of the following:

	For the Three Months Ended
	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006
Gain on sales of investments and mortgage-backed securities	$—	$—	$43
Gain on sales of loans and other assets	$2,270	$178	$5,596

BankUnited Financial Corporation

Quarter Ended December 31, 2007 Earnings Release

	As of
PERIOD END BALANCE SHEET DATA	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006
(In Thousands)

Asset Data:
Total Assets	$14,425,258	$15,046,271	$13,810,716
Cash and cash equivalents	$73,704	$512,935	$112,957
Investment securities	$160,405	$187,375	$267,417
Mortgage-backed securities	$843,269	$916,223	$1,144,696
Residential loans	$9,918,130	$9,996,086	$9,114,076
Specialty consumer mortgages	705,799	697,726	681,638
Commercial Loans	191,224	187,951	186,618
Multi Family	134,173	120,058	88,605
Commercial Real Estate Loans	509,509	496,556	432,108
Construction	156,356	146,557	149,616
Land	308,890	303,294	329,038
Consumer loans	17,813	16,228	18,497
Home Equity loans and Lines of Credit	435,936	420,386	381,820

Unearned discounts, premiums and loan fees	231,832	235,454	205,762
Allowance for loan losses	(117,658)	(58,623)	(39,192)

Loans receivable, net (excluding loans held for sale)	$12,492,004	$12,561,673	$11,548,586

Loans held for sale	$150,470	$174,868	$117,165
FHLB Stock	$281,310	$305,385	$283,017

Liability Data:
Total Liabilities	$13,648,819	$14,234,305	$13,028,748
Deposits:
Non-interest bearing deposits	$311,046	$342,499	$371,833
Interest bearing checking and money market deposits	658,995	599,454	454,815
Savings	1,513,908	1,607,414	1,358,330
Certificates of deposit $100,000 and less	2,629,766	2,546,108	2,357,241

Total core deposits	5,113,715	5,095,475	4,542,219
Certificates of deposit over $100,000	2,027,131	1,994,913	1,748,080

Total deposits	$7,140,846	$7,090,388	$6,290,299

Other borrowings	$5,834,058	$6,377,422	$6,238,366
HiMEDS Units senior notes	$184,000	$184,000	$—

Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$237,261	$237,261	$247,255
Junior subordinated debentures	$12,500	$12,500	$—

Equity Data:
Total stockholders’ equity	$776,439	$811,966	$781,968
Preferred equity	$9,131	$8,146	$8,042

	As of
AVERAGE BALANCE SHEET DATA	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006
Asset Data:
Total Assets	$14,587,855	$14,591,572	$13,920,511
Cash and cash equivalents	$135,564	$199,459	$63,824
Investment securities	$169,330	$186,830	$282,938
Mortgage-backed securities	$887,515	$951,431	$1,195,422
Loans:
Residential loans	$9,937,934	$9,926,698	$9,072,259
Specialty consumer mortgages	699,011	691,123	691,035
Commercial Loans	185,156	182,610	187,692
Multi Family	123,117	116,689	86,393
Commercial Real Estate Loans	502,155	487,488	422,681
Construction	152,143	141,493	159,868
Land	303,439	306,845	338,198
Consumer loans	17,228	17,558	19,279
Home Equity loans and Lines of Credit	428,781	413,668	367,352

Unearned discounts, premiums and loan fees	233,733	233,227	208,897
Allowance for loan losses	(62,551)	(46,257)	(37,209)

Loans receivable, net (excluding loans held for sale)	$12,520,146	$12,471,142	$11,516,445

Loans held for sale	$189,682	$137,629	$265,849
FHLB Stock	$288,696	$282,416	$278,692
Interest Earning Assets	$14,150,270	$14,175,338	$13,578,345

Liability Data:
Total Liabilities	$13,775,729	$13,774,871	$13,146,672
Deposits:
Non-interest bearing deposits	$330,970	$341,135	$380,221
Interest bearing checking and money market deposits	629,718	574,312	440,774
Savings	1,537,840	1,580,527	1,334,737
Certificates of deposit	4,515,640	4,578,392	3,987,584

Total interest bearing deposits	$6,683,198	$6,733,230	$5,763,095

Other borrowings	$6,006,050	$5,939,732	$6,458,770
HiMEDS Units senior notes	$184,000	$184,000	$—
Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$237,261	$230,453	$246,183
Junior subordinated debentures	$12,500	$408	$—
Interest-bearing liabilities	$13,243,009	$13,207,824	$12,588,048

Equity Data:
Total stockholders’ equity	$812,126	$816,701	$773,839

BankUnited Financial Corporation

Quarter Ended December 31, 2007 Earnings Release

	For the Three Months Ended
Selected Data:	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006
Quarterly Performing Data:
Return on average tangible common equity	-13.25%	3.21%	14.77%
Return on average assets	-0.70%	0.18%	0.79%
Yield on interest-earning assets	6.75%	6.99%	6.88%
Cost of interest-bearing liabilities	4.95%	5.04%	4.89%
Net interest yield on earning assets (margin)	2.12%	2.30%	2.35%
Net interest spread	1.80%	1.95%	1.99%
Efficiency Ratio	68.12%	65.25%	49.84%

	As of
	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$21.52	$22.71	$21.08
Book value per common share assuming full conversion of HiMed Units	$23.05	$24.09	$21.08
Tangible book value per common share	$20.72	$21.91	$20.30
Closing Price of Class A Common Stock	$6.90	$15.54	$27.96
Common shares outstanding	35,661	35,388	36,720
Average equity to average assets (3 mos.)	5.57%	5.60%	5.56%

Capital Ratios:
Tangible capital ratio (1)	8.1%	7.8%	7.4%
Tier 1 core capital ratio (1)	8.1%	7.8%	7.4%
Total risk-based capital ratio (1)	15.7%	15.4%	14.5%

Non-Performing Assets:
Non-accrual loans	$384,391	$180,810	$44,732
Loans 90 day past due and still accruing	35	23	0

Total non-performing loans	384,426	180,833	44,732
Real estate owned	46,909	27,732	413

Total non-performing assets	$431,335	$208,565	$45,145

Allowance for loan losses	$117,658	$58,623	$39,192

Non-performing assets to total assets	2.99%	1.39%	0.33%
Non-performing loans to total loans	3.05%	1.43%	0.39%
Allowance for loan losses as a percentage of total loans	0.93%	0.46%	0.34%
Allowance for loan losses as a percentage of non-performing loans	30.61%	32.42%	87.62%
Net residential & consumer residential charge-offs for the three months ended	$5,428	$3,477	$(1)
Net residential annualized Q-T-D charge-offs as a percentage of average total loan portfolio	0.17%	0.11%	0.00%
Net charge-offs for the three months ended	$5,965	$5,566	$1,186
Net annualized Q-T-D charge-offs as a percentage of average total loans	0.19%	0.18%	0.04%

(1)	Capital ratios are for BankUnited FSB only

BankUnited Financial Corporation

Quarter Ended December 30, 2007 Earnings Release (continued)

	For the Three Months Ended
	December 31, 2007	September 30, 2007	December 31, 2006
	(dollars and shares in thousands, except per share amounts)
Reconciliation of GAAP to non-GAAP measures:

Net income:
GAAP net income	$(25,504)	$6,398	$27,368
Plus: after-tax effect of provision for loan losses	42,770

Non-GAAP net income	$17,266	$6,398	$27,368

Earnings per share:
Basic
Numerator
GAAP net income available to common stockholders	$(25,655)	$6,257	$27,233
Plus: after-tax effect of provision for loan losses	$42,770

Non-GAAP net income available to common stockholders	$17,115	$6,257	$27,233

Denominator
GAAP weighted average common shares outstanding	35,102	35,089	36,390
Adjustment for non-GAAP measure	—	—	—

Non-GAAP weighted average common shares outstanding	35,102	35,089	36,390

EPS
GAAP basic earnings per share	$(0.73)	$0.18	$0.75
Plus: after-tax effect of provision for loan losses	1.22	—	—

Non-GAAP basic earnings per share	$0.49	$0.18	$0.75

Diluted
Numerator
GAAP net income for diluted earnings per share	$(25,655)	$6,257	$27,233
Plus: after-tax effect of provision for loan losses	42,770	—	—
add back from convertible stock dividends	151	141	135

Non-GAAP net income for diluted earnings per share	$17,266	$6,398	$27,368

Denominator
GAAP weighted average shares for diluted earnings per share	36,412	36,767	38,339
Adjustment for non-GAAP measure	—	—	—

Non-GAAP weighted average shares for diluted earnings per share	36,412	36,767	38,339

EPS
GAAP diluted earnings per share	$(0.73)	$0.17	$0.71
Plus: after-tax effect of provision for loan losses	1.20	—	—

Non-GAAP diluted earnings per share	$0.47	$0.17	$0.71

Note:	BankUnited believes earnings, not including provision for loan losses (the “Non-GAAP Measure”), provides useful information to investors for the performance of financial analysis. BankUnited uses the Non-GAAP Measures internally to execute its in-period financial operating performance and to plan for future periods. However, Non-GAAP Measures are neither stated in accordance with, nor are they a substitute for, GAAP measures.

Residential Loan Portfolio ( a )

Period Ending December 31, 2007

Attribute	FULL DOC EMPLOYMENT VERIFIED (b)	STATED INCOME / VERIFIED ASSETS EMPLOYMENT VERIFIED (b)	REDUCED DOC EMPLOYMENT VERIFIED (b)	NO DOC	Total
Total Portfolio	1,721,391	4,230,823	3,162,236	908,542	10,022,992
Pct. Of Portfolio	17%	42%	32%	9%	100%
Wt Avg. FICO	703	708	708	719	709
Pct. With Mortgage Insurance	11%	20%	26%	9%	18%
Wt. Avg LTV (After MI Adjustment)	74.4	75.2	74.2	74.6	74.7

( a )	Total Residential Portfolio balance excludes unearned discounts, premiums, loan fees and other.
( b )	For these loans, employment is verified.